CALCULATION OF REGISTRATION FEE

	Maximum Aggregate	Amount of Registration
Title of Each Class of Securities Offered	Offering Price	Fee
Capital Protected Notes due 2011	$4,465,000	$175.47

April 2008 Pricing Supplement No. 607 to Registration Statement No. 333-131266 Dated April 4, 2008 Filed pursuant to Rule 424(b)(2)

S T R U C T U R E D   I N V E S T M E N T S
Opportunities in Equities

Capital Protected Notes due April 11, 2011
Based on a Basket of Two Equity Indices

The notes offered are senior unsecured obligations of Morgan Stanley, will pay no interest and will have the terms described in the accompanying prospectus supplement and prospectus, as supplemented and modified by this pricing supplement.  At maturity, we will pay per note the stated principal amount of $1,000 plus a supplemental redemption amount based on the increase, if any, in the average value of the underlying basket over the determination dates. The notes are senior notes issued as part of Morgan Stanley’s Series F Global Medium-Term Notes program.

FINAL TERMS
Issuer:	Morgan Stanley
Issue price:	$1,000
Stated principal amount:	$1,000
Aggregate principal amount:	$4,465,000
Pricing date:	April 4, 2008
Original issue date:	April 11, 2008 (5 business days after the pricing date)
Maturity date:	April 11, 2011
Interest:	None
Principal protection:	100%
Basket:	Basket Indices	Bloomberg Ticker Symbol	Weighting	Initial Basket Index Value	Multiplier
	The Russell 2000® Value Index (the “Russell 2000 Value Index”)	RUJ	50%	1,018.06	0.049113019
	S&P 500® Index (the “S&P 500 index”)	SPX	50%	1,370.40	0.036485698
Payment at maturity:	The payment at maturity per $1,000 stated principal amount of notes will equal: $1,000 + supplemental redemption amount, if any In no event will the payment at maturity be less than $1,000.
Supplemental redemption amount:	(i) $1,000 times (ii) the basket performance times (iii) the participation rate, provided that the supplemental redemption amount will not be less than $0
Participation rate:	90%
Basket performance:	(final average basket value – initial basket value) / initial basket value
Initial basket value:	100, which is the basket closing value on the basket setting date.
Final average basket value:	The arithmetic average of the basket closing values on each of the determination dates as determined on the final determination date.
Basket closing value:	Basket closing value on any date is the sum of the products of the closing value of each basket index and the applicable multiplier for that basket index. See “Basket – Multiplier” above.
Basket setting date:	For each basket index, the pricing date.
Determination dates:	October 4, 2008, April 4, 2009, October 4, 2009, April 4, 2010, October 4, 2010 and April 4, 2011, in each case subject to adjustment for non-index business days and certain market disruption events.
CUSIP:	6174465Q8
Listing:	The notes will not be listed on any securities exchange.
Agent:	Morgan Stanley & Co. Incorporated (“MS & Co.”)
Commissions and Issue Price:	Price to Public	Agent’s Commissions(1)	Proceeds to Company
Per Note	$1,000	$0.50	$999.50
Total	$4,465,000	$2,232.50	$4,462,767.50
(1)	For additional information, see “Plan of Distribution” in the accompanying prospectus supplement for capital protected notes.

The notes involve risks not associated with an investment in ordinary debt securities.  See “Risk Factors” beginning on page 7.

THE SECURITIES AND EXCHANGE COMMISSION AND STATE SECURITIES REGULATORS HAVE NOT APPROVED OR DISAPPROVED THESE SECURITIES, OR DETERMINED IF THIS PRICING SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS SUPPLEMENT AND PROSPECTUS IS TRUTHFUL OR COMPLETE.  ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

You should read this document together with the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below.

Amendment No. 1 to Prospectus Supplement for Capital Protected Notes dated December 21, 2006
Prospectus dated January 25, 2006

Capital Protected Notes due April 11, 2011
Based on a Basket of Two Equity Indices

Fact Sheet

The notes are senior unsecured obligations of Morgan Stanley, will pay no interest and will have the terms described in the accompanying prospectus supplement for capital protected notes and prospectus, as supplemented and modified by this pricing supplement.  At maturity, we will pay per note the stated principal amount of $1,000 plus a supplemental redemption amount, if any, based on the increase, if any, in the value of the basket. The notes are senior notes issued as part of Morgan Stanley’s Series F Global Medium-Term Notes program.

Expected Key Dates
Pricing Date:	Original Issue Date (Settlement Date):	Maturity Date:
April 4, 2008	April 11, 2008 (5 business days after the pricing date)	April 11, 2011, subject to postponement due to a market disruption event

Key Terms
Issuer:	Morgan Stanley
Issue price:	$1,000
Stated principal amount:	$1,000
Denominations:	$1,000 per note and integral multiples thereof
Aggregate principal amount:	$4,465,000
Interest:	None
Principal protection:	100%
Bull or bear notes:	Bull notes
Basket:	Basket Indices	Weighting	Initial Basket Index Value	Multiplier
	Russell 2000 Value Index	50%	1,018.06	0.049113019
	S&P 500 index	50%	1,370.40	0.036485698
Payment at maturity:	The payment at maturity per $1,000 stated principal amount of notes will equal: $1,000 + supplemental redemption amount, if any In no event will the payment at maturity be less than $1,000.
Supplemental redemption amount:	(i) $1,000 times (ii) the basket performance times (iii) the participation rate, provided that the supplemental redemption amount will not be less than $0
Participation rate:	90%
Basket performance:	(final average basket value - initial basket value) / initial basket value
Initial basket value:	100, which is the basket closing value on the basket setting date.
Final average basket value:	The arithmetic average of the basket closing values on each of the determination dates as determined on the final determination date.
Basket setting date:	For each basket index, the pricing date.
Basket closing value:	Basket closing value on any date is the sum of the products of the closing value of each basket index times the applicable multiplier for such basket index.
Multiplier:
The multiplier for each basket index is set on the applicable basket setting date based on the respective closing values of each basket index so that each basket index is reflected in the predetermined initial basket value in accordance with its applicable weighting and will remain constant for the term of the notes.  See “Basket – Multiplier” above.

Determination dates:	October 4, 2008, April 4, 2009, October 4, 2009, April 4, 2010, October 4, 2010 and April 4, 2011, in each case subject to adjustment for non-index business days and certain market disruption events.
Call right:	The notes are not callable prior to the maturity date
Postponement of maturity date:
If the final determination date is postponed so that it falls less than two scheduled trading days prior to the scheduled maturity date, the maturity date will be the second scheduled trading day following the final determination date, as postponed.

Risk factors:	Please see “Risk Factors” on page 7

April 2008	Page 2

Capital Protected Notes due April 11, 2011
Based on a Basket of Two Equity Indices

General Information
Listing:	The notes will not be listed on any securities exchange.
CUSIP:	6174465Q8
Tax considerations:
The notes will be treated as “contingent payment debt instruments” for U.S. federal income tax purposes, as described in the section of the accompanying prospectus supplement called “United States Federal Taxation—Tax Consequences to U.S. Holders—Long-Term Notes.”  Under this treatment, if you are a U.S. taxable investor, you will be subject to annual income tax based on the “comparable yield” (as defined in the accompanying prospectus supplement) of the notes, even though no interest is payable on the notes.  In addition, any gain recognized by U.S. taxable investors on the sale or exchange, or at maturity, of the notes will be treated as ordinary income.  We have determined that the “comparable yield” is a rate of 4.5307% per annum, compounded semi-annually.  Based on the comparable yield set forth above, the “projected payment schedule” for a note (assuming an issue price of $1,000) consists of a projected amount equal to $1,143.9966 due at maturity.  You should read the discussion under “United States Federal Taxation” in the accompanying prospectus supplement concerning the U.S. federal income tax consequences of investing in the notes.

The following table states the amount of original issue discount (“OID”) (without taking into account any adjustment to reflect the difference, if any, between the actual and the projected amount of the contingent payment on the notes) that will be deemed to have accrued with respect to a note for each accrual period (assuming a day count convention of 30 days per month and 360 days per year), based upon the comparable yield set forth above.

ACCRUAL PERIOD	OID DEEMED TO ACCRUE DURING ACCRUAL PERIOD (PER NOTE)	TOTAL OID DEEMED TO HAVE ACCRUED FROM ORIGINAL ISSUE DATE (PER NOTE) AS OF END OF ACCRUAL PERIOD
Original Issue Date through June 30, 2008	$9.9424	$9.9424
July 1, 2008 through December 31, 2008	$22.8787	$32.8211
January 1, 2009 through June 30, 2009	$23.3970	$56.2181
July 1, 2009 through December 31, 2009	$23.9270	$80.1451
January 1, 2010 through June 30, 2010	$24.4691	$104.6142
July 1, 2010 through December 31, 2010	$25.0234	$129.6376
January 1, 2011 through the Maturity Date	$14.3590	$143.9966

The comparable yield and the projected payment schedule are not provided for any purpose other than the determination of U.S. Holders’ accruals of OID and adjustments in respect of the notes, and we make no representation regarding the actual amount of the payment that will be made on a note.

If you are a non-U.S. investor, please also read the section of the accompanying prospectus supplement called “United States Federal Taxation—Tax Consequences to Non-U.S. Holders.”

You should consult your tax advisers regarding all aspects of the U.S. federal income tax consequences of investing in the notes as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Trustee:	The Bank of New York (as successor Trustee to JPMorgan Chase Bank, N.A.)

April 2008	Page 3

Capital Protected Notes due April 11, 2011
Based on a Basket of Two Equity Indices

Use of proceeds and hedging:
The net proceeds we receive from the sale of the notes will be used for general corporate purposes and, in part, in connection with hedging our obligations under the notes through one or more of our subsidiaries.

On or prior to the basket setting date, we, through our subsidiaries or others, hedged our anticipated exposure in connection with the notes by taking positions in futures and options contracts on the basket indices. Such purchase activity could have increased the value of the basket indices, and therefore the value at which the basket indices must close on the determination dates before you would receive at maturity a payment that exceeds the stated principal amount of the notes.  For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the prospectus supplement for capital protected notes.

ERISA:	See “ERISA” in the prospectus supplement for capital protected notes.
Calculation agent:	Morgan Stanley & Co. Incorporated (“MS & Co.”)
Contact:
Morgan Stanley clients may contact their local Morgan Stanley branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776).  All other clients may contact their local brokerage representative.  Third-party distributors may contact Morgan Stanley Structured Investment Sales at (800) 233-1087.

This offering summary represents a summary of the terms and conditions of the notes.  We encourage you to read the accompanying prospectus supplement for capital protected notes and prospectus related to this offering, which can be accessed via the hyperlinks on the front page of this document.

April 2008	Page 4

Capital Protected Notes due April 11, 2011
Based on a Basket of Two Equity Indices

Hypothetical Payout on the Notes

At maturity, for each $1,000 stated principal amount of notes that you hold, you will receive the stated principal amount of $1,000 plus a supplemental redemption amount, if any, calculated on the final determination date as follows:

(i) $1,000 times (ii) the basket performance times (iii) the participation rate, provided that the supplemental redemption amount will not be less than zero.

Example:

The hypothetical final average basket value is 50% greater than the initial basket value.

Initial basket value:	100
Hypothetical final average basket value:	150
Participation rate:	90%
Supplemental redemption amount per note =	$1,000 x [(150 – 100)/100] x 90% = $450
In the example above, the total payment at maturity per note will equal $1,450, which is the sum of the stated principal amount of $1,000 and a supplemental redemption amount of $450.

The table below illustrates the payment at maturity (including, where relevant, the payment of the supplemental redemption amount) for a $1,000 stated principal amount note for a hypothetical range of basket performance and does not cover the complete range of possible payouts at maturity.

Basket performance	Final average basket value	Stated principal amount	Supplemental redemption amount	Payment at maturity	Percent return on $1,000 note
50%	150	$1,000	$450	$1,450	45%
40%	140	$1,000	$360	$1,360	36%
30%	130	$1,000	$270	$1,270	27%
20%	120	$1,000	$180	$1,180	18%
10%	110	$1,000	$90	$1,090	9%
0%	100	$1,000	$0	$1,000	0%
-10%	90	$1,000	$0	$1,000	0%
-20%	80	$1,000	$0	$1,000	0%
-30%	70	$1,000	$0	$1,000	0%
-40%	60	$1,000	$0	$1,000	0%
-50%	50	$1,000	$0	$1,000	0%

April 2008	Page 5

Capital Protected Notes due April 11, 2011
Based on a Basket of Two Equity Indices

Payment at Maturity

100% principal protection. At maturity, we will pay you at least $1,000, plus the supplemental redemption amount, if any.

The supplemental redemption amount based on the basket indices. The supplemental redemption amount will be equal to the product of $1,000 times the participation rate times the percentage, if any, by which the final average basket value exceeds the initial basket value.  If the final average basket value is greater than the initial basket value, the supplemental redemption amount will be calculated as follows:

supplemental redemption amount	=	$1,000 x	participation rate	x	(final average basket value – initial basket value)
initial basket value

where,
participation rate	=	90%
initial basket value	=	100
final average basket value	=	the arithmetic average of the sum, on each of the determination dates, of the products of the official closing value of each basket index and the applicable multiplier for such basket index

If the final average basket value is less than or equal to the initial basket value, the supplemental redemption amount will be zero.

April 2008	Page 6

Capital Protected Notes due April 11, 2011
Based on a Basket of Two Equity Indices

Risk Factors

The following is a non-exhaustive list of certain key risk factors for investors in the notes.  For further discussion of these and other risks you should read the section entitled “Risk Factors” beginning on page S-15 of the accompanying prospectus supplement for capital protected notes.  We also urge you to consult with your investment, legal, tax, accounting and other advisers before you invest in the notes.

Structure Specific Risk Factors

¡
The notes may not pay more than the stated principal amount at maturity.  If the basket performance is less than or equal to 0%, you will receive only the stated principal amount of $1,000 for each note you hold at maturity.

¡
The notes do not pay interest.  Because the supplemental redemption amount due at maturity may equal zero or the basket may not increase in value by more than the yield which would be paid on an ordinary debt security, the return on your investment in the notes (the effective yield to maturity) may be less than the amount that would be paid on an ordinary debt security.

¡
Market price of the notes will be influenced by many unpredictable factors.  Several factors, many of which are beyond our control, will influence the value of the notes in the secondary market and the price at which MS & Co. may be willing to purchase or sell the notes in the secondary market, including: the value of each of the basket indices at any time and, in particular, on the determination dates, the volatility of the basket indices, interest and yield rates in the market, geopolitical conditions and economic, financial, political and regulatory or judicial events, the time remaining to the maturity of the notes, the dividend rate on the stocks underlying the basket indices and our creditworthiness.

¡	The return on the notes is limited to 90% of the appreciation of the basket indices. As a result, you will not participate fully in any appreciation of the basket indices.

¡
Because there are 6 determination dates spread over 3 years, positive performances of the basket indices at one time may be offset by lesser performances at other times.  The final average basket value is an average of the performance of the basket indices as measured over 6 determination dates spread over 3 years.  Therefore, in calculating the final average basket value at maturity, positive performances in some periods may be moderated, or wholly offset, by lesser performances in other periods.

¡
The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices.  Assuming no change in market conditions or any other relevant factors, the price, if any, at which MS & Co. is willing to purchase the notes in secondary market transactions will likely be lower than the original issue price, since the original issue price included, and secondary market prices are likely to exclude, commissions paid with respect to the notes, as well as the projected profit included in the cost of hedging our obligations under the notes.

¡
Changes in the value of one of the basket indices may offset the other.  Price movements in the basket indices may not correlate with each other.  At a time when the value of one of the basket indices increases, the value of the other basket index may not increase as much or may even decline in value.  Therefore, in calculating the basket performance, increases in the value of one of the basket indices may be moderated, or wholly offset, by lesser increases or declines in the value of one of the other basket indices.

¡
Adjustments to the basket indices could adversely affect the value of the notes.  The publisher of any basket index can add, delete or substitute the stocks underlying the basket index, and can make other methodological changes that could change the value of the basket index.  The publisher of any basket index may discontinue or suspend calculation or publication of the basket index at any time.  In these circumstances, MS & Co., as the calculation agent, will have the sole discretion to substitute a successor index that is comparable to the discontinued index and is not precluded from considering indices that are calculated and published by MS & Co. or any of its affiliates.  Any of these actions could adversely affect the value of the notes.

¡
You have no shareholder rights.  As an investor in the notes, you will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the stocks that underlie any of the basket indices.

¡	Investing in the notes is not equivalent to investing in the basket indices. Investing in the notes is not equivalent to investing in the basket indices or their component stocks.

April 2008	Page 7

Capital Protected Notes due April 11, 2011
Based on a Basket of Two Equity Indices

Other Risk Factors

¡
Secondary trading may be limited.  The notes will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the notes. Even if there is a secondary market, it may not provide significant liquidity. Accordingly, you should be willing to hold your notes to maturity.

¡
Potential adverse economic interest of the calculation agent.  The economic interests of MS & Co., as the calculation agent, and of MS & Co. and other affiliates of ours that will carry out hedging activities related to the notes, or that trade in the component stocks of the basket indices or other instruments related to the basket indices, are potentially adverse to your interests as an investor in the notes.  The hedging or trading activities of our affiliates on or prior to the basket setting date could have affected the index closing values of each basket index on the basket setting date and, as a result, could have increased the values at which the basket indices must close on the determination dates before you receive a payment at maturity that exceeds the stated principal amount on the notes.  Additionally, such hedging or trading activities during the term of the notes could adversely affect the value of the basket indices on the determination dates and, accordingly, the amount of cash you will receive at maturity.

April 2008	Page 8

Capital Protected Notes due April 11, 2011
Based on a Basket of Two Equity Indices

Information about the Basket Indices

The S&P 500® Index

The S&P 500 index, which is calculated, maintained and published by Standard & Poor’s® Corporation, consists of 500 component stocks selected to provide a performance benchmark for the U.S. equity markets.  For additional information about the S&P 500 index, see “Annex A—Underlying Indices and Underlying Index Publishers Information—S&P 500® Index” in the accompanying prospectus supplement for capital protected notes.

License Agreement between Standard & Poor’s® Corporation and Morgan Stanley.  “Standard & Poor’s®,” “S&P®,” “S&P 500®,” “Standard & Poor’s 500” and “500” are trademarks of The McGraw-Hill Companies, Inc. and have been licensed for use by Morgan Stanley. See “Annex A—Underlying Indices and Underlying Index Publishers Information—S&P 500® Index” in the accompanying prospectus supplement for capital protected notes.

The Russell 2000® Value Index

The Russell 2000® Value Index offers investors access to the small-cap value segment of the U.S. equity universe. The Russell 2000® Value Index is intended to provide a comprehensive barometer of the small-cap value market.  The Russell 2000® Value Index is published and maintained by Russell Investment Group.  For more information see “The Russell 2000® Value Index” in Annex A to this pricing supplement.

License Agreement between Frank Russell Company and Morgan Stanley. The “Russell 2000® Index” is a trademark of Frank Russell Company and has been licensed for use by Morgan Stanley.  See “Russell 2000® Value Index—License Agreement between Frank Russell Company and Morgan Stanley” in Annex A to this pricing supplement.

Historical Information
The following tables set forth the published high, low and end-of-quarter closing values, for each of the basket indices for each calendar quarter in the period from January 1, 2003 to April 4, 2008.  The related graphs set forth the weekly closing values for each of the basket indices from January 1, 2003 to April 4, 2008.  The closing value on April 4, 2008 was, in the case of the Russell 2000 Value Index, 1,018.06 and, in the case of the S&P 500 index, 1,370.40.  We obtained the information in the tables and graphs below from Bloomberg Financial Markets, without independent verification.  The historical values and performance of the basket indices should not be taken as an indication of future performance, and no assurance can be given as to the final basket closing value on the final determination date.  The payment of dividends on the stocks that comprise the basket indices are not reflected in their levels and, therefore, have no effect on the calculation of the payment at maturity.

April 2008	Page 9

Capital Protected Notes due April 11, 2011
Based on a Basket of Two Equity Indices

Russell 2000 Value Index	High	Low	Period End
2003
First Quarter	576.82	503.21	527.07
Second Quarter	659.52	533.71	643.61
Third Quarter	726.24	645.81	690.22
Fourth Quarter	813.01	710.38	799.62
2004
First Quarter	860.04	805.13	851.65
Second Quarter	867.65	768.44	855.33
Third Quarter	856.46	778.60	852.63
Fourth Quarter	964.88	839.91	960.15
2005
First Quarter	960.32	897.37	918.07
Second Quarter	966.69	862.20	960.18
Third Quarter	1,026.28	962.50	985.57
Fourth Quarter	1,015.69	921.71	987.08
2006
First Quarter	1,116.31	1,002.60	1,115.99
Second Quarter	1,146.82	1,009.81	1,081.12
Third Quarter	1,118.21	1,023.02	1,103.38
Fourth Quarter	1,212.85	1,093.85	1,197.11
2007
First Quarter	1,250.44	1,149.06	1,209.28
Second Quarter	1,276.63	1,213.63	1,231.62
Third Quarter	1,255.35	1,081.38	1,149.07
Fourth Quarter	1,202.05	1,026.91	1,059.69
2008
First Quarter	1,041.51	924.40	985.47
Second Quarter (through April 4, 2008)	1,020.32	1,018.06	1,018.06

Russell 2000 Value Index January 3, 2003 to April 4, 2008

April 2008	Page 10

Capital Protected Notes due April 11, 2011
Based on a Basket of Two Equity Indices

S&P 500 Index	High	Low	Period End
2003
First Quarter	931.66	800.73	848.18
Second Quarter	1,011.66	858.48	974.50
Third Quarter	1,039.58	965.46	995.97
Fourth Quarter	1,111.92	1,018.22	1,111.92
2004
First Quarter	1,157.76	1,091.33	1,126.21
Second Quarter	1,150.57	1,084.10	1,140.84
Third Quarter	1,129.30	1,063.23	1,114.58
Fourth Quarter	1,213.55	1,094.81	1,211.92
2005
First Quarter	1,225.31	1,163.75	1,180.59
Second Quarter	1,216.96	1,137.50	1,191.33
Third Quarter	1,245.04	1,194.44	1,228.81
Fourth Quarter	1,272.74	1,176.84	1,248.29
2006
First Quarter	1,307.25	1,254.78	1,294.83
Second Quarter	1,325.76	1,223.69	1,270.20
Third Quarter	1,339.15	1,234.49	1,335.85
Fourth Quarter	1,427.09	1,331.32	1,418.30
2007
First Quarter	1,459.68	1,374.12	1,420.86
Second Quarter	1,539.18	1,424.55	1,503.35
Third Quarter	1,553.08	1,406.70	1,526.75
Fourth Quarter	1,565.15	1,407.22	1,468.36
2008
First Quarter	1,447.16	1,273.37	1,322.70
Second Quarter (through April 4, 2008)	1,370.40	1,367.53	1,370.40

S&P 500 Index January 3, 2003 to April 4, 2008

April 2008	Page 11

Capital Protected Notes due April 11, 2011
Based on a Basket of Two Equity Indices

Annex A

The Russell 2000 Value Index
The Russell 2000® Value Index is a sub-group of the Russell 2000® Index, which is an index calculated, published and disseminated by Russell Investment Group, and measures the composite price performance of stocks of 2,000 companies (the “Russell 2000 Component Stocks”) incorporated in the U.S. and its territories.  All 2,000 stocks are traded on either the NYSE or the AMEX or in the over-the-counter market and are the 2,000 smallest securities that form the Russell 3000® Index.  The Russell 3000 Index is composed of the 3,000 largest U.S. companies as determined by market capitalization and represents approximately 98% of the U.S. equity market.  The Russell 2000 Index represents a small portion of the total market capitalization of the Russell 3000 Index.  The Russell 2000 Index is designed to track the performance of the small- capitalization segment of the U.S. equity market.

Selection of stocks underlying the Russell 2000 Value Index. The Russell 2000 Value Index is a sub-group of the Russell 2000 Index.  To be eligible for inclusion in the Russell 2000 Index, and, consequently, the Russell 2000 Value Index, a company’s stocks must be listed on May 31 of a given year and Russell Investment Group must have access to documentation verifying the company’s eligibility for inclusion.  Beginning September 2004, eligible initial public offerings are added to Russell U.S. Indices at the end of each calendar quarter, based on total market capitalization rankings within the market-adjusted capitalization breaks established during the most recent reconstitution.  To be added to any Russell U.S. index during a quarter outside of reconstitution, initial public offerings must meet additional eligibility criteria.

Only common stocks belonging to corporations incorporated in the U.S. and its territories are eligible for inclusion in the Russell 2000 Index and, consequently, the Russell 2000 Value Index.  The following securities are specifically excluded from the Russell 2000 Index: (i) stocks traded on U.S. exchanges but incorporated in other countries; (ii) preferred and convertible preferred stock, redeemable shares, participating preferred stock, warrants, rights and trust receipts; (iii) royalty trusts, limited liability companies, closed-end investment companies and limited partnerships and (iv) bulletin board, pink sheets or over-the-counter traded securities.  In addition, Berkshire Hathaway is excluded as a special exception due to its similarity to a mutual fund and lack of liquidity.

Russell Investment Group uses a “non-linear probability” method to assign stocks to the growth and value style indexes. The term “probability” is used to indicate the degree of certainty that a stock is value or growth based on its relative book-to-price (BP) ratio and I/B/E/S forecast long-term growth mean. This method allows stocks to be represented as having both growth and value characteristics, while preserving the additive nature of the indexes.

The process for assigning growth and value weights is applied separately to the stocks in the Russell 2000 Index.  The stocks in the Russell 2000 Index  are ranked by their adjusted book-to-price ratio (B/P) and their I/B/E/S forecast long-term growth mean (IBESLT). These rankings are converted to standardized units and combined to produce a Composite Value Score (CVS). Stocks are then ranked by their CVS, and a probability algorithm is applied to the CVS distribution to assign growth and value weights to each stock. In general, stocks with a lower CVS are considered growth, stocks with a higher CVS are considered value, and stocks with a CVS in the middle range are considered to have both growth and value characteristics, and are weighted proportionately in the growth and value index. Stocks are always fully represented by the combination of their growth and value weights, e.g., a stock that is given a 20% weight in a Russell value index will have an 80% weight in the same Russell growth index.

Stock A, in the figure below, is a security with 20% of its available shares assigned to the value index and the remaining 80% assigned to the growth index. The growth and value probabilities will always sum to 100%. Hence, the sum of a stock’s market capitalization in the growth and value index will always equal its market capitalization in the Russell 1000 Index.

April 2008	Page 12

Capital Protected Notes due April 11, 2011
Based on a Basket of Two Equity Indices

In the figure above, the quartile breaks are calculated such that approximately 25% of the available market capitalization lies in each quartile. Stocks at the median are divided 50% in each style index. Stocks below the first quartile are 100% in the growth index. Stocks above the third quartile are 100% in the value index. Stocks falling between the first and third quartile breaks are in both indexes to varying degrees depending on how far they are above or below the median and how close they are to the first or third quartile breaks.

Roughly 70% of the available market capitalization is classified as all growth or all value. The remaining 30% have some portion of their market value in either the value or growth index, depending on their relative distance from the median value score. Note that there is a small position cutoff rule. If a stock’s weight is more than 95% in one style index, we increase its weight to 100% in that index. This rule eliminates many small weightings and makes passive management easier.

The Russell 2000 Value Index, along with the Russell 2000 Index, is reconstituted annually to reflect changes in the marketplace. The CVS for each company in the Russell 2000 Index is determined annually based on data as of May 31.  The list of companies and is ranked based on May 31 total market capitalization, with the actual reconstitution effective on the first trading day following the final Friday of June each year. Changes in the constituents are preannounced and subject to change if any corporate activity occurs or if any new information is received prior to release.

Capitalization Adjustments.  As a capitalization-weighted index, the Russell 2000 Value Index reflects changes in the capitalization, or market value, of the Russell 2000 Component Stocks relative to the capitalization on a base date.  The current Russell 2000 Value Index value is calculated by adding the market values, according to the methodology discussed above, of the Russell 2000 Index’s Component Stocks, which are derived by multiplying the price of each stock by the number of available shares, to arrive at the total market capitalization of the 2,000 stocks.  The total market capitalization is then divided by a divisor, which represents the “adjusted” capitalization of the Russell 2000 Value Index on the base date of December 31, 1986.  To calculate the Russell 2000 Value Index, last sale prices will be used for exchange-traded stocks.  If a component stock is not open for trading, the most recently traded price for that security will be used in calculating the Russell 2000 Value Index.  In order to provide continuity for the Russell 2000 Value Index’s value, the divisor is adjusted periodically to reflect events including changes in the number of common shares outstanding for Russell 2000 Component Stocks, company additions or deletions, corporate restructurings and other capitalization changes.

Available shares are assumed to be shares available for trading.  Exclusion of capitalization held by other listed companies and large holdings of private investors (10% or more) is based on information recorded in corporate filings with the Securities and Exchange Commission.  Other sources are used in cases of missing or questionable data.

The following types of shares are considered unavailable for the purposes of capitalization determinations:

▪	ESOP or LESOP shares – corporations that have Employee Stock Ownership Plans that comprise 10% or more of the shares outstanding are adjusted;

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Capital Protected Notes due April 11, 2011
Based on a Basket of Two Equity Indices

▪
Corporate cross-owned shares – when shares of a company in the index are held by another company also in the index, this is considered corporate cross-ownership.  Any percentage held in this class will be adjusted;

▪
Large private and corporate shares – large private and corporate holdings are defined as those shares held by an individual, a group of individuals acting together or a corporation not in the index that own 10% or more of the shares outstanding.  However, not to be included in this class are institutional holdings, which are:  investment companies, partnerships, insurance companies, mutual funds, banks or venture capitals;

▪	Unlisted share classes – classes of common stock that are not traded on a U.S. securities exchange; and

▪
Initial public offering lock-ups – shares locked-up during an initial public offering  are not available to the public and will be excluded from the market value at the time the initial public offering enters the index.

Corporate Actions Affecting the Russell 2000 Value Index.  The following summarizes the types of Russell 2000 Value Index maintenance adjustments and indicates whether or not an index adjustment is required:

▪
“No Replacement” Rule – Securities that leave the Russell 2000 Value Index, between reconstitution dates, for any reason (e.g., mergers, acquisitions or other similar corporate activity) are not replaced.  Thus, the number of securities in the Russell 2000 Value Index over the past year will fluctuate according to corporate activity.

▪
Rule for Deletions – When a stock is acquired, delisted, or moves to the pink sheets or bulletin boards on the floor of a U.S. securities exchange, the stock is deleted from the index at the close on the effective date or when the stock is no longer trading on the exchange.  When deleting stocks from the Russell 2000 Value Index as a result of exchange de-listing or reconstitution, the price used will be the market price on the day of deletion, including potentially the OTC bulletin board price.  Previously, prices used to reflect de-listed stocks were the last traded price on the primary exchange.  Exceptions exist for certain corporate events, like mergers or acquisitions, that result in the lack of current market price for the deleted security and in such an instance the latest primary exchange closing price available will be used.

▪
When acquisitions or mergers take place within the Russell 2000 Value Index, the stock’s capitalization moves to the acquiring stock, hence, mergers have no effect on the index total capitalization.  Shares are updated for the acquiring stock at the time the transaction is final.

▪
Rule for Additions – The only additions between reconstitution dates are as a result of spin-offs and initial public offerings.  Spin-off companies are added to the parent company’s index and capitalization tier of membership, if the spin-off is large enough.  To be eligible, the spun-off company’s total market capitalization must be greater than the market-adjusted total market capitalization of the smallest security in the Russell 2000 Value Index at the latest reconstitution.

▪
Rule for Corporate Action-Driven Changes – Beginning April 1, 2003 changes resulting from corporate actions generally are applied at the open of the ex-date using the previous day’s closing prices.  For reclassification of shares, mergers and acquisitions, spin-offs or reorganizations, adjustments will be made at the open of the ex-date using previous day closing prices.  For re-incorporations and exchange delisting, deleted entities will be removed at the open on the day following re-incorporation or delisting using previous day closing prices (including OTC prices for delisted stocks).

Updates to Share Capital Affecting the Russell 2000 Value Index.  Each month, the Russell 2000 Value Index is updated for changes to shares outstanding as companies report changes in share capital to the Securities and Exchange Commission.  Effective April 30, 2002, only cumulative changes to shares outstanding greater than 5% will be reflected in the Russell 2000 Value Index.  This does not affect treatment of major corporate events, which are effective on the ex-date.

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Capital Protected Notes due April 11, 2011
Based on a Basket of Two Equity Indices

Pricing of Securities Included in the Russell 2000 Value Index.  Effective on January 1, 2002, primary exchange closing prices are used in the daily index calculations.  FT Interactive data is used as the primary source for U.S. security prices, income, and total shares outstanding. Prior to January 1, 2002, composite closing prices, which are the last trade price on any U.S. exchange, were used in the daily index calculations.

License Agreement between Russell Investment Group and Morgan Stanley.  Russell Investment Group and Morgan Stanley have entered into a non-exclusive license agreement providing for the license to Morgan Stanley, and certain of its affiliated or subsidiary companies, in exchange for a fee, of the right to use the Russell 2000 Value Index, which is owned and published by Russell Investment Group, in connection with securities, including the Notes.

The license agreement between Russell Investment Group and Morgan Stanley provides that the following language must be set forth in this prospectus supplement:

The Notes are not sponsored, endorsed, sold or promoted by Russell Investment Group.  Russell Investment Group makes no representation or warranty, express or implied, to the owners of the Notes or any member of the public regarding the advisability of investing in securities generally or in the Notes particularly or the ability of the Russell 2000 Value Index to track general stock market performance or a segment of the same.  Russell Investment Group’s publication of the Russell 2000 Value Index in no way suggests or implies an opinion by Russell Investment Group as to the advisability of investment in any or all of the securities upon which the Russell 2000 Value Index is based.  Russell Investment Group’s only relationship to Morgan Stanley is the licensing of certain trademarks and trade names of Russell Investment Group and of the Russell 2000 Value Index, which is determined, composed and calculated by Russell Investment Group without regard to Morgan Stanley or the Notes.  Russell Investment Group is not responsible for and has not reviewed the Notes nor any associated literature or publications and Russell Investment Group makes no representation or warranty express or implied as to their accuracy or completeness, or otherwise.  Russell Investment Group reserves the right, at any time and without notice, to alter, amend, terminate or in any way change the Russell 2000 Value Index.  Russell Investment Group has no obligation or liability in connection with the administration, marketing or trading of the Notes.

Russell Investment Group DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE RUSSELL 2000 VALUE INDEX OR ANY DATA INCLUDED THEREIN AND Russell Investment Group SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN.  Russell Investment Group MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY MORGAN STANLEY, INVESTORS, OWNERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE RUSSELL 2000 VALUE INDEX OR ANY DATA INCLUDED THEREIN.  Russell Investment Group MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE RUSSELL 2000 VALUE INDEX OR ANY DATA INCLUDED THEREIN.  WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL Russell Investment Group HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

The “Russell 2000® Index” is a trademark of Russell Investment Group and has been licensed for use by Morgan Stanley.  The Notes are not sponsored, endorsed, sold or promoted by Russell Investment Group and Russell Investment Group makes no representation regarding the advisability of investing in the Notes.

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Capital Protected Notes due April 11, 2011
Based on a Basket of Two Equity Indices

Where You Can Find More Information

Morgan Stanley has filed a registration statement (including a prospectus, as supplemented by the prospectus supplement for capital protected notes) with the Securities and Exchange Commission, or SEC, for the offering to which this pricing supplement relates.  Before you invest, you should read the prospectus in that registration statement, the prospectus supplement for capital protected notes and any other documents relating to this offering that Morgan Stanley has filed with the SEC for more complete information about Morgan Stanley and this offering.  You may get these documents without cost by visiting EDGAR on the SEC web site at www.sec.gov.  Alternatively, Morgan Stanley will arrange to send you the prospectus and the prospectus supplement for capital protected notes if you so request by calling toll-free 800-584-6837.

You may access these documents on the SEC web site at www.sec.gov as follows:

Amendment No. 1 to Prospectus Supplement for Capital Protected Notes dated December 21, 2006
Prospectus dated January 25, 2006

Terms used in this pricing supplement are defined in the prospectus supplement for commodity-linked capital protected notes or in the prospectus.  As used in this pricing supplement, the “Company,” “we,” “us,” and “our” refer to Morgan Stanley.

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